FOR IMMEDIATE RELEASE

Pep Boys to Present 2011 Growth Initiatives

PHILADELPHIA - November 1, 2010 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, today announced that CEO Mike Odell and CFO Ray Arthur will present the Company's growth initiatives as part of its presentation during the Gabelli & Company Automotive Aftermarket Symposium in Las Vegas on Tuesday, November 2. During the symposium, Mike and Ray will detail Pep Boys' 2011 initiatives for growing sales and profitability, including targeted openings of 50 new Service & Tire Centers and five new Supercenter prototypes. The Company also plans to continue to expand its replacement parts coverage, distribution capabilities and commercial operations and to further leverage the customer information obtained through Pep Boys' Rewards program.

The slides to be presented at this meeting will be available on the Company's website at www.pepboys.com.

About Pep Boys

Pep Boys has more than 6,000 service bays in over 600 locations in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, (215) 430-9720

Media Contact: Alex Spooner, (215) 430-9588
Internet: http://www.pepboys.com